                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                        Three Months Ended
                                                        Year Ended May 31,                                   August 31,
                                     -----------------------------------------------------------------    -------------------
                                       1995           1996            1997         1998        1999        1998       1999
                                     --------       --------       ----------    ----------  ----------   --------   --------
                                                    (In thousands, except ratios)
Earnings:

   Income before income taxes.....   $522,084     $  539,959       $  628,221   $  735,213   $  770,700    $192,682    $188,770
   Add back:
     Interest expense, net of
       capitalized interest.......    130,923        105,449           95,689      117,726       90,595      23,181      20,059
     Amortization of debt
       issuance costs.............      2,493          1,628            1,328        1,339        9,199         206         154
     Portion of rent expense
       representative of
       interest factor............    329,370        386,254          434,846      499,823      535,486     128,743     161,363
                                     --------     ----------       ----------   ----------   ----------    --------    ---------

   Earnings as adjusted...........   $984,870     $1,033,290       $1,160,084   $1,354,101   $1,405,980    $344,812    $370,346
                                     --------     ----------       ----------   ----------   ----------    --------    ---------
                                     --------     ----------       ----------   ----------   ----------    --------    ---------

Fixed Charges:
  Interest expense, net of
    capitalized interest.........    $130,923     $  105,449       $   95,689   $  117,726   $   90,595    $ 23,181    $ 20,059
  Capitalized interest...........      27,381         39,254           39,449       31,443       35,152      10,958       7,716
  Amortization of debt
    issuance costs...............       2,493          1,628            1,328        1,339        9,199         206         154
  Portion of rent expense
    representative of
    interest factor..............     329,370        386,254          434,846      499,823      535,486     128,743     161,363
                                     --------     ----------       ----------   ----------   ----------    --------    --------
                                     $490,167     $  532,585       $  571,312   $  650,331   $  670,432    $163,088    $189,292
                                     --------     ----------       ----------   ----------   ----------    --------    --------
                                     --------     ----------       ----------   ----------   ----------    --------    --------

  Ratio of Earnings to Fixed Charges.     2.0            1.9              2.0          2.1          2.1         2.1         2.0
                                     --------     ----------       ----------   ----------   ----------    --------    --------
                                     --------     ----------       ----------   ----------   ----------    --------    --------